Exhibit 99.4

FOR IMMEDIATE RELEASE
March 7, 2023

Copper Property CTL Pass Through Trust Issues Monthly Reporting Package for February 2023

Jersey City, New Jersey – Copper Property CTL Pass Through Trust (“the Trust”), has filed a Form 8-K containing its monthly report for the period ended February 28, 2023. An aggregate total distribution of $8 million or $0.106699 per trust certificate will be paid on March 10, 2023, to certificateholders of record as of March 9, 2023.

Additional information, including the Trust’s Monthly Report and Quarterly Report, as well as other filings with the Securities and Exchange Commission (“SEC”) can be accessed via the Trust’s website at www.ctltrust.net.

About Copper Property CTL Pass Through Trust
Copper Property CTL Pass Through Trust (the “Trust”) was established to acquire 160 retail properties and 6 warehouse distribution centers (the “Properties”) from J.C. Penney as part of its Chapter 11 plan of reorganization. The Trust’s operations consist solely of owning, leasing and selling the Properties. The Trust’s objective is to sell the Properties to third-party purchasers as promptly as practicable. The Trustee of the trust is GLAS Trust Company LLC. The Trust is externally managed by an affiliate of Hilco Real Estate LLC. The Trust is intended to be treated, for tax purposes, as a liquidating trust within the meaning of United States Treasury Regulation Section 301.7701-4(d). For more information, please visit https://www.ctltrust.net/.

Forward Looking Statement
This news release contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “our vision,” “plan,” “potential,” “preliminary,” “predict,” “should,” “will,” or “would” or the negative thereof or other variations thereof or comparable terminology and include, but are not limited to, the Trust’s expectations or beliefs concerning future events and stock price performance. The Trust has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Trust believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These factors, including those discussed in the Trust’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “SEC”), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Trust’s filings with the SEC that are available at www.sec.gov. The Trust cautions you that the list of important factors included in the Trust’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this news release may not in fact occur. The Trust undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

CONTACT

Larry Finger | Principal Financial Officer Copper Property CTL Pass Through Trust 310-526-1707 | lfinger@ctltrust.net	Mary Jensen | Investor Relations IRRealized, LLC 310-526-1707 | mary@irrealized.com / mjensen@ctltrust.net